Exhibit 10.1

THIRD AMENDMENT AGREEMENT

THIS THIRD AMENDMENT AGREEMENT, dated as of July 31, 2013 (this “Amendment”) is among MERCURY CASUALTY COMPANY (the “Borrower”), MERCURY GENERAL CORPORATION (the “Parent”), the various financial institutions parties thereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement (as defined below) are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

WHEREAS, the Borrower, the Parent, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of January 2, 2009 (as amended to date, the “Credit Agreement”) and wish to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Amendment Effective Date (as hereinafter defined), the Credit Agreement is amended as follows:

1.1 Amendment to Section 1.01. Section 1.01 is amended by (a) amending and restating the following definitions to read as follows:

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Maturity Date” means July 31, 2016; provided that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

and (b) inserting the following definitions in proper alphabetical order:

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Post-Closing Amendment Filings” means the post-closing reports required to be filed by the Borrower pursuant to California Insurance Code section 1185 et seq. with the California Department of Insurance and the NAIC with respect to the Third Amendment Agreement dated as of July 31, 2013 among the Borrower, the Parent, the Lenders party thereto, and the Administrative Agent.

1.2 Amendment to Section 6.02(l). Section 6.02(l) is amended and restated to read as follows:

(l) promptly after filing, a copy of the Post-Closing Filings and the Post-Closing Amendment Filings.

1.3 Amendment to Section 7.11(a). Section 7.11(a) is amended and restated to read as follows:

(a) Borrower Statutory Surplus. The Borrower shall not permit the Borrower Statutory Surplus to be less than an amount equal to the sum of (a) $750,000,000 plus (b) 25% of positive Consolidated Statutory Net Income earned in each calendar year commencing with the calendar year ended December 31, 2013.

1.2 Amendment to Section 10.01. Section 10.01 is amended and restated to read as follows:

10.01 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce each Lender to make Loans to the Borrower and to induce the Administrative Agent to act hereunder, the Parent hereby unconditionally and irrevocably guarantees to each Lender and the Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower, whether for principal, interest, fees, expenses, indemnification or otherwise, whether direct or indirect, absolute or contingent or now existing or hereafter arising (collectively the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Parent’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or its Affiliates. This is a guarantee of payment and not of collection merely.

SECTION 2. CONDITIONS PRECEDENT. This Amendment shall become effective on the date (the “Amendment Effective Date”) when (a) the Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Parent, the Administrative Agent and the Lenders, (b) the Administrative Agent shall have received certified resolutions of the Borrower and the Parent authorizing the execution and delivery of this Amendment and the performance of the Credit Agreement as amended hereby and (c) the Administrative Agent shall have received a favorable opinion of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3. REPRESENTATIONS AND WARRANTIES. To induce the Lenders and the Administrative Agent to enter into this Amendment, each of the Borrower and the Parent hereby represents and warrants to the Administrative Agent and each Lender as follows:

3.1 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each of the Borrower and the Parent of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any

Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

3.2 Government Approval, Regulation, etc. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with (including any amendments to the Post-Closing Filings), any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or the Parent of this Amendment; except (a) for approvals, consents, exemptions, authorizations, actions, notices or filings (i) which have already been obtained or made or (ii) for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and such failure could be cured without unreasonable delay or cost and (b) the Borrower is required to file the Post-Closing Amendment Filings.

3.3 Validity, etc. This Amendment has been duly executed and delivered by the Borrower and the Parent. This Amendment constitutes a legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms.

3.4 No Default or Event of Default. No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment.

3.5 Representations and Warranties. The representations and warranties of the Loan Parties contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct in all material respects as of the Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

SECTION 4. MISCELLANEOUS.

4.1 Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, and all other Loan Documents shall remain in full force and effect and each is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby.

4.2 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Amendment.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

4.5 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (and by different parties hereto in different counterparts), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.

4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

4.7 Successors and Assigns. Subject to any restrictions on assignment contained in the Credit Agreement, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signatures follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Third Amendment Agreement as of the date first set forth above.

MERCURY CASUALTY COMPANY

By:	/s/ Theodore R. Stalick
Name:	Theodore R. Stalick
Title:	Vice President and Chief Financial Officer

MERCURY GENERAL CORPORATION

By:	/s/ Theodore R. Stalick
Name:	Theodore R. Stalick
Title:	Vice President and Chief Financial Officer

[Signature Page to Third Amendment Agreement]

BANK OF AMERICA, N.A., individually as Administrative Agent and Lender

By:	/s/ Bansree M. Parikh
Name:	Bansree M. Parikh
Title:	SVP

[Signature Page to Third Amendment Agreement]